Exhibit 23.3

RP® FINANCIAL, LC.

Financial Services Industry Consultants

September 25, 2007

Board of Directors
K-Fed Mutual Holding Company
K-Fed Bancorp
Kaiser Federal Bank
1359 North Grand Avenue, Suite 200
Covina, California  91724

Members of the Boards:

          We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and in the Form S-1 Registration Statement for Kaiser Federal Financial Group, Inc. (the successor to K-Fed Bancorp, Inc.), in each case as amended and supplemented.  We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Kaiser Federal Financial Group, Inc. (the successor to K-Fed Bancorp, Inc.).

Sincerely,

RP FINANCIAL, LC.

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